Exhibit 99

Pall Corporation Announces Preliminary Fourth Quarter and Full-Year Results

Port Washington, NY (September 7, 2011) -- Pall Corporation (NYSE:PLL) today reported preliminary financial results for the fourth quarter and fiscal year ended July 31, 2011.

Fourth quarter sales were $780.4 million, a 15.0% gain over last year. Sales in local currency ("LC") increased 6.2%. Foreign currency translation increased reported sales by 8.8%.

Diluted earnings per share (“EPS”) for the quarter were $0.82, compared to $0.46 last year. Pro forma EPS were $0.76 (excluding restructuring and other charges and items impacting interest and provision for income taxes: “Discrete Items”), compared to $0.72 last year, for an increase of 6%. The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS by $0.08 in the quarter.

Sales for the full year were $2.74 billion, a 14.1% increase over fiscal year 2010. Sales in LC increased 10.9%. Foreign currency translation increased reported sales in the year by 3.2%.

Diluted EPS were $2.67 for the fiscal year 2011, compared to $2.03 for the same period last year. Pro forma EPS, excluding Discrete Items, were $2.77, a 31% increase compared to $2.12 a year earlier. The estimated impact of foreign currency translation increased both measures of fiscal year 2011 EPS by $0.13.

Commenting on the quarter, Eric Krasnoff, CEO and President, said, “Against a backdrop of global macroeconomic challenges, sales in both businesses met our expectations. Life Sciences' overall performance was solid while profitability in Pall Industrial fell short of what we anticipated. The end result is that the fourth quarter is a disappointing finish to an otherwise good year.

“Life Sciences sales increased over 17% (8% in LC) in the quarter. Fourth quarter gross margin improved 150 basis points from last year and SG&A held steady at 26% of sales. Life Sciences operating profit increased 24% to $92 million. This business has steadily improved operating margin and ended the year at 24.0%, achieving 34% incremental margin year over year.

“Pall Industrial sales grew almost 13% (5% in LC) in the quarter. Gross margin, at 43.2%, was pulled down by higher than forecast demand for capital goods later in the quarter. Operational performance was also a headwind to margin in the quarter. Industrial operating profit came in at $52 million, or operating margin of 13.4%, down $18 million from the prior year. We understand the challenges encountered during the quarter and are taking steps to address them.

“We are pleased that the IRS concluded its audits of fiscal years 1999 through 2005. The quarter reflects the benefits of reversing approximately $27 million of previously recorded tax-related liabilities. Moreover, this settlement substantially eliminates the uncertainty of penalties to which the Company may be subject.

“We look forward to providing additional perspective with our regular earnings release on September 14 and call on September 15, 2011.”

Final Financial Results and Conference Call

The Company will release final financial results for the fourth quarter and fiscal year ended July 31, 2011 on Wednesday, September 14, 2011 after 5 p.m. ET. On Thursday, September 15, 2011, at 8:30 a.m. ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.7 billion for fiscal year 2011, is an S&P 500 company with more than 10,000 employees serving customers worldwide. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this report contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for fiscal year 2011 are preliminary until the Company's Form 10-K is filed with the Securities and Exchange Commission on or before September 29, 2011.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I–Item 1A.–Risk Factors in the 2010 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments; our ability to obtain regulatory approval or market acceptance of new technologies; our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems and the effect of a serious disruption in our information systems; fluctuations in our effective tax rate; volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; increase in costs of manufacturing and operating costs; our ability to achieve and sustain the savings anticipated from cost reduction and gross margin improvement initiatives; the effect of the restrictive covenants in our debt facilities; our ability to enforce patents and protect proprietary products and manufacturing techniques; our ability to successfully complete or integrate any acquisitions; our ability to attract and retain management talent; as well as the successful integration of the new Company Chief Executive Officer & President; and the impact of pricing and other actions by competitors. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FOURTH QUARTER ENDED	JUL. 31, 2011	JUL. 31, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$199,865	$167,478	19.3	$16,865	9.3
Medical	115,687	103,666	11.6	7,276	4.6
Food & Beverage	77,810	64,293	21.0	7,118	10.0
Total Life Sciences	$393,362	$335,437	17.3	$31,259	7.9

By Geography:
Western Hemisphere	$130,896	$123,809	5.7	$474	5.3
Europe	186,436	148,213	25.8	23,429	10.0
Asia	76,030	63,415	19.9	7,356	8.3
Total Life Sciences	$393,362	$335,437	17.3	$31,259	7.9

Industrial
By Market:
Energy & Water	$171,277	$148,297	15.5	$12,309	7.2
Aeropower	128,638	118,684	8.4	8,698	1.1
Microelectronics	87,122	76,192	14.3	7,435	4.6
Total Industrial	$387,037	$343,173	12.8	$28,442	4.5

By Geography:
Western Hemisphere	$116,542	$117,321	(0.7)	$715	(1.3)
Europe	118,550	94,107	26.0	13,603	11.5
Asia	151,945	131,745	15.3	14,124	4.6
Total Industrial	$387,037	$343,173	12.8	$28,442	4.5

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
YEAR ENDED	JUL. 31, 2011	JUL. 31, 2010	% CHANGE	IMPACT	CURRENCY
Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$738,010	$620,279	19.0	$20,688	15.6
Medical	424,268	399,507	6.2	6,929	4.5
Food & Beverage	245,585	218,049	12.6	6,556	9.6
Total Life Sciences	$1,407,863	$1,237,835	13.7	$34,173	11.0

By Geography:
Western Hemisphere	$482,619	$430,285	12.2	$1,045	11.9
Europe	665,093	595,719	11.6	14,177	9.3
Asia	260,151	211,831	22.8	18,951	13.9
Total Life Sciences	$1,407,863	$1,237,835	13.7	$34,173	11.0

Industrial
By Market:
Energy & Water	$537,307	$479,866	12.0	$15,924	8.7
Aeropower	474,972	418,203	13.6	9,450	11.3
Microelectronics	320,774	266,028	20.6	16,781	14.3
Total Industrial	$1,333,053	$1,164,097	14.5	$42,155	10.9

By Geography:
Western Hemisphere	$434,490	$359,076	21.0	$1,737	20.5
Europe	389,982	350,233	11.3	6,783	9.4
Asia	508,581	454,788	11.8	33,635	4.4
Total Industrial	$1,333,053	$1,164,097	14.5	$42,155	10.9

PALL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Amounts in Thousands, except per share data)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2011	JUL. 31, 2010	JUL. 31, 2011	JUL. 31, 2010
Net earnings as reported	$97,354	$54,955	$315,496	$241,248
Discrete items:
Tax adjustments (a)	(18,990)	3,012	(10,581)	(11,176)
Interest adjustments, after pro forma tax
effect (a)	(3,413)	(231)	(3,413)	(9,804)
ROTC, after pro forma tax effect (b)	14,739	6,970	26,152	11,074
Note redemption related costs, after
pro forma tax effect (c)	-	21,041	-	21,041
Total discrete items	(7,664)	30,792	12,158	11,135
Pro forma earnings	$89,690	$85,747	$327,654	$252,383

Diluted earnings per share as reported	$0.82	$0.46	$2.67	$2.03
Discrete items:
Tax adjustments (a)	(0.16)	0.03	(0.09)	(0.09)
Interest adjustments, after pro forma tax
effect (a)	(0.03)	(0.00)	(0.03)	(0.08)
ROTC, after pro forma tax effect (b)	0.13	0.06	0.22	0.09
Note redemption related costs, after
pro forma tax effect (c)	-	0.17	-	0.17
Total discrete items	(0.06)	0.26	0.10	0.09
Pro forma diluted earnings per share	$0.76	$0.72	$2.77	$2.12

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) Interest expense, net, and provision for income taxes in the quarter ended July 31, 2011 includes the reversal of accrued interest of $6,184 ($3,413 after pro forma tax effect of $2,771) and income taxes payable of $18,990, respectively. These items principally related to the resolution of a U.S. tax audit partly offset by the tax cost of repatriation of foreign earnings.

Provision for income taxes in the year ended July 31, 2011 also includes a charge of $8,409 related to tax costs associated with the establishment of the Company's Asian Headquarters in Singapore.

Provision for income taxes in the quarter ended July 31, 2010 includes a charge of $3,012 primarily related to tax costs associated with the establishment of the Company's European Life Sciences Headquarters.

Interest expense, net, and provision for income taxes in the year ended July 31, 2010 also includes the reversal of accrued interest of $11,780 ($9,804 after pro forma tax effect of $1,976) and income taxes payable of $14,188, respectively. These items principally related to the resolution of foreign tax audits and expiring foreign statutes of limitation for assessment related to uncertain tax positions.

(b) ROTC in the quarter and year ended July 31, 2011, included in Discrete Items, of $19,920 ($14,739 after pro forma tax effect of $5,181) and $33,841 ($26,152 after pro forma tax effect of $7,689), respectively, primarily includes costs related to the Company's cost reduction initiatives, certain employment contract obligations and an increase to environmental reserves.

ROTC in the quarter and year ended July 31, 2010, included in Discrete Items, of $11,005 ($6,970 after pro forma tax effect of $4,035) and $17,092 ($11,074 after pro forma tax effect of $6,018), respectively, primarily includes severance and other costs related to the Company's cost reduction and reorganization initiatives.

(c) In the fourth quarter and the year ended July 31, 2010, the Company redeemed its $280,000 6.00% Senior Notes due in fiscal year 2013. Costs of $32,875 ($21,041 after pro forma tax effect of $11,834), include the loss on extinguishment of debt (comprised of a redemption premium and the write-off of deferred financing costs related to the origination of the notes) and incremental interest expense incurred during the redemption period.

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Contact
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com